Exhibit 21.1

Name	State of Other Jurisdiction of Incorporation or Organization
Hifortune Holdings Limited	Hong Kong
Hifa International Holding (Guangzhou) Co., Ltd.	PRC
Yingda Jishi (Shandong) Enterprise Management Co., Ltd.	PRC